EXHIBIT 10.2

BATTLE MOUNTAIN GOLD EXPLORATION CORP. and 1212500 ALBERTA LTD. as Borrowers

- and –

MACQUARIE BANK LIMITED

as Bridge Lender

BRIDGE FINANCE FACILITY AGREEMENT

Dated for reference April , 2006

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THIS AGREEMENT is dated for reference April , 2006

BETWEEN:

BATTLE MOUNTAIN GOLD EXPLORATION CORP. and 1212500 ALBERTA LTD. as Borrowers

OF THE FIRST PART

AND:

MACQUARIE BANK LIMITED
as Bridge Lender

OF THE SECOND PART

WHEREAS the Borrowers have requested that the Bridge Lender make available to them (on a joint and several basis) a bridge finance facility, and the Bridge Lender has agreed to do so on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms.As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)	"Accession Agreement" means the accession agreement to be entered into by each of NewCo Barbados and NewCo Canada on the Closing Date substantially in the form of schedule 3 annexed hereto.

(2)	"Acquisition Agreement" means the share purchase agreement dated November 28, 2005 between BMG and IAMGold, as amended by an

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amending agreement dated , 2006 between the Vendors and the Borrowers, together with any other agreements or documents relating to such share purchase agreement.

(3)	"Advance" means the advance of monies by the Bridge Lender to a Borrower under the Credit Facility.

(4)	"Advance Notice" means a notice requesting that the Advance be made substantially in the form of schedule 1 annexed hereto.

(5)	"affiliate" has the meaning set forth in the Canada Business Corporations Act.

(6)	"Authorised Representative" means, with respect to an Obligor, a person authorised to provide notices, instructions and directions hereunder on behalf of such Obligor as set forth in the certificate with respect to such Obligor delivered under section 3.1(4), as such certificate may be updated from time to time by such Obligor.

(7)	"BMG" means Battle Mountain Gold Exploration Corp.

(8)	"Borrowers" means, collectively, BMG and 1212500.

(9)	"Bridge Lender" means Macquarie Bank Limited.

(10)	"Business Day" means a day (other than Saturday or Sunday) on which banks are open for business in:

(a) Vancouver, Canada;

(b) Sydney, Australia;

(c) London, England; and

(d) New York, New York.

(11)	"Canadian Dollars", "Cdn. Dollars", "Cdn. $" and "$" each mean lawful money of Canada.

(12)	"Closing Date" means the date upon which the Credit Facility is made available hereunder following satisfaction of the conditions set forth in section 3.1.

(13)	"Credit Facility" means the bridge finance facility to be made available to the Borrowers by the Bridge Lender on the terms and conditions of the Credit Facility Documents. The Credit Facility is denominated in US

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Dollars.

(14)	"Credit Facility Documents" means this agreement, the Security, the share certificates evidencing the Shares, a registration rights agreement made by BMG in favour of the Bridge Lender, and all other documents necessary to implement the financing comprised in the Credit Facility (including, for greater certainty, any document expressed, or agreed by the parties, to be a Credit Facility Document).

(15)	"Default" means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(16)	"Distribution" by any person means:

(a) any payment, dividend, return or reduction of capital or other distribution on or in respect of securities (other than any payment when due of the principal of and interest on debt securities) issued by such person;

(b) any purchase, redemption, retraction or other acquisition by such person of any of its issued securities;

(c) any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable to any affiliate of such person (other than any such payment made in the ordinary course of business in respect of goods or services provided on terms and conditions no less favourable to the payor than would apply in a similar transaction entered into with an arm's-length party);

(d) any payment by such person on account of any principal of any loans or advances owed by it to any of its directors, officers or shareholders or any of its or their respective affiliates; or

(e) any loan to, or guarantee of the indebtedness of, or other financial assistance provided to, any of the directors, officers or shareholders of such person or any of its or their respective affiliates, or any other person not dealing at arm's-length with such person or any of such directors, officers, shareholders or affiliates.

(17)	"Environmental Laws" means all applicable Laws, Permits and guidelines or requirements of any Official Body (whether or not having the force of Law, and including consent decrees to which any Obligor is a party or otherwise subject, and administrative orders which may affect any such member) relating to public health and safety, protection of the

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environment, the release of hazardous materials and occupational health and safety; provided that, where such guideline or requirement does not have the force of law, it shall comprise an Environmental Law only to the extent that a prudent owner of an asset or operator of a business similar to that owned or operated by the relevant person would consider it necessary or advisable to comply with same.

(18)	"Equity Offering" means any issue by BMG after the Closing Date of:

(a) shares in the capital of BMG; or

(b) subscription receipts, special warrants, warrants or any other securities or rights convertible or exercisable into shares in the capital of BMG;

in any case whether pursuant to the Public Offering, any private placement, or the exercise of any common share purchase warrants, stock options or any other securities or rights convertible or exercisable into common shares which warrants, options, other securities or rights are issued and outstanding or issued at a future date during the term of this agreement.

(19)	"Event of Default" means any of the events specified in section 8.1.

(20)	"Extension Fee Shares" means, if issued, the common shares in the capital of BMG issued by BMG to the Bridge Lender (or to any affiliate of the Bridge Lender as directed by the Bridge Lender in writing) at the time of an extension of the Final Maturity Date in accordance with section 2.2(3)(c)(ii).

(21)	"Facility Fee Shares" means, if issued, the 1,935,000 common shares in the capital of BMG issued by BMG to the Bridge Lender (or to any affiliate of the Bridge Lender as directed by the Bridge Lender in writing) at the time of acceptance by BMG of a committed offer to finance by the Bridge Lender.

(22)	"Final Maturity Date" means the earlier to occur of:

(a) December 31, 2006; and

(b) the date that is 30 days after receipt by BMG of any proceeds from the Public Offering.

(23)	"Financial Indebtedness" of a person means, at any time, indebtedness for borrowed monies of such person, including but not limited to:

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(a)	obligations of such person under financial leases and purchase money mortgages;

(b)	all indebtedness of such person for the deferred (in excess of 90 days) purchase price of property or services;

(c)	trade indebtedness in excess of 60 days;

(d)	obligations of such person to deliver goods or provide services that have been paid for in advance by a financier, or that relate to a financing transaction;

(e)	the amount for which any shares in the capital of any such person that is a corporation may be redeemed if the holders of such shares are entitled at such time to require such person to redeem such shares, or if such person is otherwise obligated at such time to redeem such shares, in each case whether on notice or otherwise;

(f)	obligations of such person under any Hedging Arrangement for any purpose;

(g)	the amount of any continuing investment or collateralization in connection with a factoring or securitization of receivables or any other asset (regardless of the form of such continuing investment or collateralization, factoring or securitization, and including any capital contribution, but not including the proceeds received for any asset that is the subject of such factoring or securitization) or other form of credit enhancement or recourse made or required to be made in connection with such factoring or securitization and regardless of the form of such recourse arising under such factoring or securitization; and

(h)	the maximum amount which may be outstanding at any time of all amounts of the kinds referred to in (a) through (g), inclusive, which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such person has otherwise assured a creditor against loss by means of an indemnity, security or bond (whether or not such person has assumed or become liable for the payment of such amounts).

(24)	"Financial Quarter" means, with respect to any Obligor, any period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

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(25)	"Financial Year" means, in respect of any Obligor, any period of 12 consecutive calendar months ending on December 31.

(26)	"GAAP" means, in relation to any person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time.

(27)	"Guarantors" means, collectively, NewCo Barbados and NewCo Canada.

(28)	"Hedging Arrangement" means any agreement, option or arrangements designed to protect a person against fluctuations in:

(a) interest rates;

(b) currency exchange rates; or

(c) precious metals or commodity prices;

and for greater certainty shall include any transaction referred to in clause (a) or (b) of the definition of "Specified Transaction" contained in Section 14 of the 2002 ISDA Master Agreement published by International Swaps and Derivatives Association, Inc.

(29)	"Hedging Obligations" means all obligations, liabilities and indebtedness of BMG to the Senior Facility Provider of whatsoever nature under any Hedging Arrangement.

(30)	"IAMGold" means IAMGold Corporation.

(31)	"IAMGold Subordinated Debenture" means a debenture to be granted by 1212500 to IAMGold (and guaranteed by BMG) in payment of US$2 million of the purchase price payable under the Acquisition Agreement (as per an amendment as contemplated by section 3.1(10)(a)), having the following terms and otherwise satisfactory in form and substance to the Bridge Lender:

(a) a term to maturity (bullet) of two years;

(b) interest at an annual rate of 6%, payable semi-annually in cash or shares of BMG;

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(c)	the principal shall be convertible into shares of BMG at a price of US$0.60 per share; provided that, on default, the conversion price shall be the lower of (i) US$0.60 per share, and (ii) the market price of such shares;

(d)	the principal of the debenture shall be redeemable at par, at the option of 1212500, if the shares of BMG are trading at less than US$0.60 per share;

(e)	the obligations of 1212500 under the debenture (and BMG under the guarantee) shall rank pari passu with all Financial Indebtedness of 1212500 and BMG incurred after the Closing Date (other than Hedging Arrangements entered into with the Senior Facility Provider or further advances under the Gold Facility or the Credit Facility);

(f)	after the Credit Facility has been repaid in full, and if the shares of BMG are trading at less than US$0.60 per share, 25% of the proceeds of any equity issue by BMG shall be applied to repayment of the debenture; and

(g)	the debenture shall be subject to the terms of the subordination agreement referred to in section 5.1(i).

(32)	"Increased Costs" means any amounts payable by the Borrowers to the Bridge Lender under any of sections 2.2(2)(a), 2.7, 2.8, 6.1(11), 7.2 to 7.4, inclusive, 9.5 and 9.6.

(33)	"Law" means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

(34)	"Lien" means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising otherwise than by operation of Law) and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

(35)	"MAE" means:

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(a)	any material adverse change in a Royalty Asset, including any decision by the owner and/or Operator to suspend, delay or cease construction and/or development of the Royalty Asset referred to as item B.3 in schedule 2 annexed hereto; or

(b)	any change in the business, assets, liabilities, ownership, board membership, operations or condition, financial or otherwise, of any Obligor, Operator or Royalty Asset which in the Bridge Lender’s opinion results in:

	(i)	any material impairment or reduction in the ability (financial or otherwise) of any Obligor to fulfil any covenant or obligation to the Bridge Lender; or

	(ii)	any material impairment of the remedies of the Bridge Lender under the Security.

(36)	"Material Agreements" means, collectively, the following;

	(a)	the Royalty Agreements;

	(b)	the Acquisition Agreement; and

	(c)	the IAMGold Subordinated Debenture.

(37)	"NewCo Barbados" means BMGX (Barbados) Corporation.

(38)	"NewCo Canada" means 1210078 Alberta Ltd.

(39)	"Obligations" means at any time the amount equal to the sum of:

	(a)	the Principal Outstanding under the Credit Facility;

	(b)	all accrued and unpaid interest thereon and all interest on accrued and unpaid interest; and

	(c)	all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the Bridge Lender.

(40)	"Obligors" means, collectively, the Borrowers and the Guarantors.

(41)	"Official Body" means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, any Specified Exchange, the OTCBB or any other

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             public securities exchange or quotation service, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

(42)	"1212500" means 1212500 Alberta Ltd.

(43)	"Operator" means the person responsible for the operation of a Royalty Asset as more particularly described in schedule 2 annexed hereto.

(44)	"OTCBB" means the OTC Bulletin Board, a quotation service based in the United States of America.

(45)	"Permit" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation (whether or not having the force of Law) of, by or from any Official Body; provided that, where such permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation does not have the force of law, it shall comprise a Permit only to the extent that a prudent owner of an asset or operator of a business similar to that owned or operated by the relevant person would consider it necessary or advisable to comply with same.

(46)	"Permitted Debt" means, in respect of an Obligor at any time, any of the following Financial Indebtedness:

	(a)	any inter-company indebtedness from time to time between the Obligors which has been subordinated to the Credit Facility on terms and conditions satisfactory to the Bridge Lender;

	(b)	the Senior Facility;

	(c)	the Hedging Obligations;

	(d)	the IAMGold Subordinated Debenture; and

	(e)	any other Financial Indebtedness previously approved in writing by the Bridge Lender.

(47)	"Permitted Encumbrances" means, in respect of an Obligor at any time, any of the following:

	(a)	any Lien for Taxes, assessments or government charges or levies

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not at the time due and delinquent or the validity of which is being contested at the time by such person in good faith by proper legal proceedings, and which contested Lien in the reasonable opinion of the Bridge Lender does not, and could not reasonably be expected to, constitute an MAE;

(b)	the Lien of any judgment rendered or claim filed against such person which such person shall be contesting in good faith by proper legal proceedings, and which Lien in the reasonable opinion of the Bridge Lender does not, and could not reasonably be expected to, constitute an MAE;

(c)	the Liens of the Security, as security for the Senior Facility, the Hedging Obligations and the Credit Facility; and

(d)	the Lien of the IAMGold Subordinated Debenture.

(48)	"person" includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

(49)	"Principal Outstanding" means, at any time, the aggregate principal amount then outstanding under the Credit Facility.

(50)	"Public Offering" means a public offering by BMG of its common shares in Canada, qualified by a prospectus filed with the British Columbia Securities Commission, the Ontario Securities Commission and any other applicable Canadian securities regulators.

(51)	"Repadre" means Repadre International Corporation.

(52)	"Royalties" has the meaning set forth in the Acquisition Agreement.

(53)	"Royalty Agreement" means an agreement providing for a Royalty as more particularly described in schedule 2 annexed hereto, together with any other agreements or documents relating to any such agreement.

(54)	"Royalty Asset" means a project, mineral title or interest therein, or other asset or property, now or hereafter giving rise to a Royalty.

(55)	"Security" means all items of security given to the Bridge Lender at any time and from time to time to secure the Credit Facility, including the security set forth in Article 5.

(56)	"Senior Facility" means the gold facility made available to 1212500 by the

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             Senior Facility Provider under the Senior Facility Agreement.

(57)	"Senior Facility Agreement" means the gold facility agreement dated for reference April , 2006, between 1212500 as facility user, BMG as guarantor, and the Senior Facility Provider as facility provider, together with any other agreements or documents relating to such agreement.

(58)	"Senior Facility Provider" means Macquarie Bank Limited.

(59)	"Senior Obligations" means at any time :

(a) the Gold (as defined in the Senior Facility Agreement) to be redelivered by 1212500 to the Senior Facility Provider pursuant to the Senior Facility Agreement; and

(b) all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs (as defined in the Senior Facility Agreement) and other amounts payable to the Senior Facility Provider under the Senior Facility Agreement.

(60)	"Shares" means, collectively, the Extension Fee Shares and the Facility Fee Shares.

(61)	"Specified Exchange" means the Toronto Stock Exchange or the TSX Venture Exchange.

(62)	"subsidiary" has the meaning set forth in the Canada Business Corporations Act.

(63)	"Taxes" means, subject to the following proviso, all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof as of the date hereof or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof (but excluding any taxes, franchise taxes, levies, imposts or charge imposed, levied or assessed in respect of or applied on the overall net income of the Bridge Lender, net earnings of the Bridge Lender, net profits of the Bridge Lender or capital or place of business of the Bridge Lender or on goods and services purchased by the Bridge Lender and any penalties and payments of principal, interest, charges, fees or other amounts made on or in respect thereof), and "Tax" and "Taxation" shall be construed accordingly.

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(64)	"this agreement", "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

(65)	"Timetable" means the timetable, annexed as schedule 4 hereto, for certain steps to be taken by BMG in connection with its Listing Application and includes any amendment thereof as may be consented to by the Bridge Lender in writing, which consent may be withheld at the Bridge Lender’s sole discretion.

(66)	"US Dollars", "United States Dollars" and "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

(67)	"Underlying Property" means any real estate property that constitutes a Royalty Asset.

(68)	"Vendors" means, collectively, IAMGold and Repadre.

1.2	Computation of Time Periods.

	(1)	Inclusion Rules. In this agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

	(2)	Ibid. Where in this agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

1.3	Accounting Terms.All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with GAAP.

1.4       Gender; Singular, Plural, etc.As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.

1.5       Use of Certain Words.The words "including" and "includes", when either follows any general term or statement, is not to be construed as limiting the general

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term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.6	Successors, etc.In this agreement:

	(a)	reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that certain transfers and assignments by the Obligors and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

	(b)	references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

	(c)	reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

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1.7 Interpretation not Affected by Headings, etc.The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.8 General Provisions as to Certificates and Opinions, etc.Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Bridge Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of a Borrower to have such action taken, and any certificate executed by a Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

ARTICLE 2
THE CREDIT FACILITY

2.1	Credit Facility.

	(1)	Credit Facility. Subject to the terms and conditions of this agreement, the Bridge Lender will make the Credit Facility available to the Borrowers on a joint and several basis. The amount of the Credit Facility is US$4 million.

	(2)	Purposes. Upon the Advance, the Borrowers will apply the proceeds of the Credit Facility to the purchase of all of the issued and outstanding shares in the capital of NewCo Barbados and NewCo Canada pursuant to the Acquisition Agreement.

	(3)	Advance.

(a) The Borrowers may request only one Advance under the Credit

Facility by giving an Advance Notice to the Bridge Lender in accordance with this section 2.1.

(b) The Advance Notice shall:

(i) be signed by an Authorised Representative of each Borrower;

(ii) specify the date for the Advance, which shall be a Business Day;

(iii) be given to the Bridge Lender not later than 10:00 a.m. (Sydney time) two Business Days before the date for the proposed Advance (and, if given later than 4:00 p.m. on any

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           day, shall be deemed to have been given on the next Business Day); and

(iv)	specify the amount of the Advance and the allocation of the Advance as between the two Borrowers.

(c)	An Advance Notice is effective when given to the Bridge Lender as contemplated by this section 2.1 and, once effective, is irrevocable.

(d)	Any portion of the Credit Facility not made subject to the Advance on the Closing Date shall be cancelled and shall not thereafter be available to the Borrowers.

(4)	Non-Revolving Nature. The Credit Facility shall not revolve, and amounts repaid or prepaid thereunder may not be the subject of any further availment.

(5)	Joint and Several Liability. Notwithstanding the allocation of the Advance as between the two Borrowers as contemplated by section 2.1(3)(b)(iv), the Borrowers shall be jointly and severally liable for all Obligations.

2.2 Repayment.

(1)      Maturity. The Principal Outstanding will be repaid in full on the Final Maturity Date.

(2)	Prepayment. Notwithstanding section 2.2(1), and subject to the following provisos, the Borrowers may prepay, in whole or in part, the principal amount outstanding under the Credit Facility at any time and from time to time, without penalty or bonus, upon the Borrowers giving to the Bridge Lender two Business Days’ prior irrevocable notice of such intention and provided that:

	(a)	the Bridge Lender shall be entitled to reimbursement of the full amount of any costs incurred by it in unwinding a fixed rate of finance in respect to the Credit Facility or any part thereof; and

	(b)	on or before any such prepayment is made, the Bridge Lender has received payment of all interest accrued thereon and any Increased Costs with respect thereto.

(3)	Extension. The Borrowers may, on one occasion only, request extension of the Final Maturity Date until March 31, 2007. Such extension, if any, shall be at the sole discretion of the Bridge Lender and shall be subject to the following conditions precedent:

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(a) no Default or Event of Default shall have occurred and be continuing as at the date (in this section 2.2(3), the "Request Date") when the Borrowers shall have provided the request referred to in section 2.2(3)(b);

(b) the Borrowers shall have provided to the Bridge Lender a request for such extension no later than 20 days prior to the then-current Final Maturity Date; and

(c) [intentionally omitted]

2.3     [intentionally deleted]

[intentionally deleted]

2.4     Business Day.

Subject to the next following sentence, whenever any delivery or payment hereunder is due on a day other than a Business Day, such delivery or payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, fees or similar amounts. If any such extension would cause any delivery or payment to be made in the next following calendar month, such delivery or payment shall be made on the last preceding Business Day.

2.5    Manner of payment.

The Borrowers shall make each payment of money due to the Bridge Lender under this agreement in the currency in which it is due to the Bridge Lender under this agreement in immediately available funds at or before 11:00 a.m. (Sydney time) on the due date for that payment by electronic funds transfer or other satisfactory method of payment to the Bridge Lender’s US Dollar bank account at:

Bank of New York, New York
Account No.: 8900055375
Account Name: Macquarie Bank Limited

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Swift Code: IRVTUS3N
CHIPS UID: 236386

(which payment may be effected by an irrevocable instruction by the Facility Holder or BMG to debit its Proceeds Account) or as the Bridge Lender may otherwise direct by notice given not later than 3 Business Days before the payment is made.

2.6 Computations.Each determination by the Bridge Lender of an amount of interest or fees payable by the Borrowers hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.7 Interest on Advance.General. Interest on the Advance shall accrue at a rate of twelve (12%) per cent per annum, calculated daily on the Principal Outstanding, compounded monthly and payable in US Dollars when the Advance becomes due and payable in full.

(2)	Basis. All computations of interest shall be made by the Bridge Lender on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(3)	Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest based is equivalent may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days to the same calendar date in the next calendar year (or 365 days if the calculation is made as of February 29) and the denominator of which is 360.

2.8 Interest on Overdue Amounts.Except as otherwise provided in this agreement, each payment owed by the Borrowers to the Bridge Lender which is not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such payment is due until such payment is made in full, payable on demand, at a rate of fifteen (15%) per cent per annum.

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ARTICLE 3
CLOSING CONDITIONS

3.1 Conditions.The Borrowers shall not be entitled to receive the Credit Facility from the Bridge Lender unless the conditions precedent set forth in this section 3.1 have been satisfied, fulfilled, waived or otherwise met to the satisfaction of the Bridge Lender in a manner and in form and substance satisfactory to the Bridge Lender in its sole discretion.

(1)	Documents. The Credit Facility Documents (except for the Accession Agreement and the Security to be provided by NewCo Barbados and NewCo Canada, which documents have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)) shall have been executed and delivered to the Bridge Lender, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Security shall have been completed.

(2)	Constating Documents. The Bridge Lender shall have received certified copies of the constating documents of each of the Obligors and of any Subordinated Lender that is not an individual.

(3)	Resolutions. The Bridge Lender shall have received certified copies of resolutions of the respective boards of directors of each of the Obligors, authorizing the execution, delivery and performance of the Credit Facility Documents to which it is a party (which certified copies shall, in the case of NewCo Barbados and NewCo Canada, have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)).

(4)	Incumbency. The Bridge Lender shall have received a certificate of an officer of each of the Obligors, certifying the names and the true signatures of the officers authorized to sign the Credit Facility Documents to which it is a party, accompanied by a list of authorized signatories of the Obligors for Credit Facility purposes (which certificate shall, in the case of NewCo Barbados and NewCo Canada, have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)).

(5)	Good Standing. The Bridge Lender shall have received a certificate of good standing or like certificate in respect of each of the Obligors, issued by appropriate government officials of its jurisdiction of formation and each other jurisdiction where failure to register or qualify as a foreign or extra- provincial corporation in the opinion of the Bridge Lender constitutes, or could reasonably be expected to constitute, an MAE.

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(6)	[intentionally omitted]

(7)	Representations and Warranties. All of the representations and warranties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of the date of advance as though made on and as of such date and the Bridge Lender shall have received a certificate of a senior officer of each Borrower so certifying to the Bridge Lender.

(8)	No Default. No Default or Event of Default shall have occurred and be continuing, and the Bridge Lender shall have received a certificate signed by a senior officer of each Borrower so certifying to the Bridge Lender.

(9)	Factual Matters. The Bridge Lender shall have received evidence of the following:

(a) having regard to the funds available to the Borrowers through the Senior Facility, the Credit Facility and an equity offering, the Borrowers shall have sufficient funds to complete the acquisition of all of the outstanding shares in the capital of each of NewCo Barbados and NewCo Canada in accordance with the Acquisition Agreement without the necessity of any material waiver by any party thereunder (including the payment of all related fees and expenses), and arrangements satisfactory to the Bridge Lender shall have been made to ensure that the proceeds of the Senior Facility, the Credit Facility and such equity offering will be made available to the Borrowers concurrently with, and applied to, the closing of such acquisition;

(b) subject to such post-closing matters as shall remain outstanding under the Acquisition Agreement, which matters shall be subject to such undertakings, escrow provisions and other arrangements as shall be satisfactory to the Bridge Lender:

(i) BMG and 1212500 are the owners of all of the outstanding shares in the capital of, respectively, NewCo Barbados and NewCo Canada;

(ii) NewCo Barbados and NewCo Canada are the owners of the Royalties (respectively, as set forth in schedule 2 annexed

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                      hereto) with a good and valid legal and beneficial title thereto, including the right to receive and deal with all of the proceeds therefrom (and, without limitation, all registrations, filings, notices, directions, acknowledgements or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the respective interests of NewCo Barbados and NewCo Canada in the Royalties have been completed);

in each case free of any subsisting rights of first refusal, first offer or similar pre-emptive rights or opportunities in favour of any other person, which rights or opportunities (x) have not been irrevocably and unconditionally waived in writing, or (y) have not expired or otherwise become incapable of exercise in accordance with their terms;

	(c)	each of NewCo Barbados and NewCo Canada shall have tabled or otherwise made arrangements for the execution and delivery of the following:

(i) its certified copy of an authorizing resolution as referred to in section 3.1(3);

(ii) its certificate of incumbency and list of authorized signatories as referred to in section 3.1(4);

(iii) the Accession Agreement;

(iv) the Security to be provided by it as referred to in section 5.1;

in each case subject to such undertakings, escrow provisions and other arrangements as shall be satisfactory to the Bridge Lender;

	(d)	no Obligor has created, granted or permitted to remain outstanding any Lien over any of its assets except for Permitted Encumbrances; and

	(e)	except for 1212500, BMG has not incorporated or acquired any subsidiaries that are not disclosed in the most recent annual report for BMG provided to the Bridge Lender.

(10)	Certain Matters. The Bridge Lender shall have reviewed and be satisfied with:

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(a)	all matters pertaining to the Acquisition Agreement, the Senior Facility Agreement, the Royalties and the Royalty Assets, including title, tenure, the Operators, operations and the Material Agreements (including resolution of the suspension of operations at el Limon);

(b)	financial and other matters concerning the Obligors and Operators;

(c)	general tax advice from BMG’s external advisers regarding BMG and its subsidiaries (including the other Obligors), the Royalties and any taxes or other charges payable thereon or with respect thereto;

(d)	specific tax advice confirming that the effect of withholding taxes is consistent with the methods and assumptions used in the financial model agreed between BMG and the Bridge Lender;

(e)	specific tax advice confirming that no Canadian income taxes will be payable by the Obligors during the term of the Credit Facility;

(f)	arrangements whereby all Royalty receipts received by IAMGold since January 1, 2006 are held in escrow and will be paid to the Borrowers on closing of the acquisition of the shares of NewCo Barbados and NewCo Canada by the Borrowers;

(g)	a copy of an overlay outlining the Royalty Assets and the project reserves, resources and infrastructure; and

(11)	Financial, etc.

	(a)	The Bridge Lender shall have received the annual budgets as approved by the respective directors of the Obligors (and which budgets, for greater certainty, shall be satisfactory to the Bridge Lender as to, inter alia, form and substance).

	(b)	The Bridge Lender shall have received a projected life of royalties plan setting forth BMG’s best estimates of the Royalties payable, based on publicly available life of mine plans for each of the Royalty Assets.

	(c)	The Bridge Lender shall have received the most recent audited consolidated financial statements of BMG.

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(d)	Since the last day of the period covered by the financial statements referred to in (c) there shall have been, in the opinion of the Bridge Lender, no MAE.

(12)	Litigation. There shall be no actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any Obligor before any court or other judicial or administrative entity which would, if adversely determined, in the opinion of the Bridge Lender constitute, or could reasonably be expected to constitute, an MAE.

(13)	Legality. Since the date hereof, the making, maintenance and funding of the Credit Facility shall not, in the opinion of the Bridge Lender's counsel, have been made unlawful for the Bridge Lender by any Law, or any change therein, or in the published or unpublished interpretation or application thereof by any Official Body.

(14)	Opinions. The Bridge Lender shall have received favourable opinions of counsel to the Obligors and of the Bridge Lender’s counsel covering such matters as the Bridge Lender shall reasonably request, including as to the Obligors, the Operators, the Royalties and the Credit Facility Documents.

(15)	Other. The Bridge Lender shall have received such additional information, certificates, authorizations and documents as the Bridge Lender shall require as well as satisfactory results of final due diligence enquiries as the Bridge Lender may in its absolute discretion require to be conducted by the Bridge Lender or its counsel.

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3.2 Conditions Solely for the Benefit of the Bridge Lender.All conditions precedent to the entitlement of the Borrowers to the Credit Facility are solely for the benefit of the Bridge Lender, and no other person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Bridge Lender at any time the Bridge Lender deems it advisable to do so in its sole discretion.

3.3 Final Date.In the event that the Closing Date does not occur prior to the close of business in Vancouver on April 15, 2006 (or a later date as agreed by the parties in writing), the Credit Facility shall forthwith cease to be available, without the necessity of any notice to the Borrowers or any other person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES.

Each of the Obligors represents and warrants to the Bridge Lender as of the Closing Date as set forth in this Article 4 (in the case of the Borrowers, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement), acknowledges that the Bridge Lender is relying thereon in entering into this agreement and providing its portion of the Credit Facility, agrees that no investigation at any time made by or on behalf of the Bridge Lender shall diminish in any respect whatsoever its right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this agreement and the provision of the Credit Facility.

Each representation and warranty in this agreement will be deemed to be repeated at each of the following times with reference to the facts and circumstances then subsisting, as if made at such time:

(a)	on the last day of each Financial Quarter;

(b)	on the Request Date, as defined in section 2.2(3); and

(c)	at the time of delivery of the Advance Notice.

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4.2 Existence.It is a corporation duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation is duly qualified as a foreign or extra-provincial corporation, as the case may be, and is in good standing in all jurisdictions where the failure to so qualify constitutes, or could reasonably be expected to constitute, an MAE.

4.3 Corporate Authority.It has full corporate right, power and authority to enter into, and perform its obligations under, this agreement and each other Credit Facility Document to which it is a party and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted or as contemplated to be conducted.

4.4 Authorization, Governmental Approvals, etc.The execution and delivery of this agreement and each other Credit Facility Document to which it is or will be a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on its part, and no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over it, is necessary therefor or to perfect the same or to preserve the benefit thereof to the Bridge Lender.

4.5 Enforceability.This agreement has been duly executed and delivered by it and constitutes, and each other Credit Facility Document to which it is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Obligors' counsel delivered pursuant to section 3.1(14) .

4.6 No Breach.The execution and delivery by it of this agreement and each other Credit Facility Document to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

(a)	conflict with or result in a breach of any of the terms, conditions or provisions of:

	(i)	its constating documents;

	(ii)	any applicable Law;

	(iii)	any contractual restriction binding on or affecting it or its properties (including any Material Agreement); or

	(iv)	any writ, judgment, injunction, determination or award which is binding on it; or

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(b) result in, or require or permit:

(i)	the imposition of any Lien (other than the Security) on or with respect to any properties now owned or hereafter acquired by it; or

(ii)	the acceleration of the maturity of any of its indebtedness under any contractual provision binding on or affecting it.

4.7 Litigation.It is not aware of any actions, suits or proceedings (whether or not purportedly on behalf of any Obligor) pending or threatened against or affecting any Obligor before any Official Body which have a material likelihood of being determined adversely to it and, if so adversely determined, constitutes, or could reasonably be expected to constitute, an MAE.

4.8 Compliance.It is not aware of any basis that it may be, and has not received notice that it is alleged to be, in breach of:

(a)	any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

(b)	any other Law applicable to its business or assets;

where such breach or alleged breach, if the allegation were proven to be correct, constitutes, or could not reasonably be expected to constitute, an MAE.

4.9	No Default.No Default or Event of Default has occurred and is continuing.

4.10	Material Agreements.As at the Closing Date:

(a) each Material Agreement is in full force and effect;

(b) all conditions precedent under the Material Agreements have been satisfied or waived; and

(c) neither it nor (to the best of the its knowledge) any Operator is in breach under any Material Agreement, save for any such matter which does not constitute, and could not reasonably be expected to constitute, an MAE.

4.11 Ownership of Collateral.It has good and marketable title to all of its assets and properties, free and clear of all Liens other than Permitted Encumbrances.

4.12 Tax Returns.It has filed all Tax returns which are required to be filed and has paid all Taxes which have become due pursuant to such returns or pursuant to any

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assessment received by it, except any such Taxes which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained (and no Liens (except Permitted Encumbrances) have attached).

4.13 Financial Statements.The audited consolidated financial statements of BMG as of and for the period ended December 31, 2005, copies of which have been delivered to the Bridge Lender, were prepared in accordance with generally accepted accounting principles in the United States and present fairly, as at the date thereof, the consolidated financial position of BMG, and since December 31, 2005 to the date hereof there has not been (and at the Closing Date there will not have been), any material adverse change in such consolidated financial position. As at the Closing Date:

(a)	such Obligor is solvent;

(b)	the realizable value of its assets exceeds its aggregate liabilities; and

(c)	it is able to pay its debts in the normal course.

4.14 MAE.As at the Closing Date, to its knowledge, no event or circumstance has or will have occurred which constitutes, or could reasonably be expected to constitute, an MAE.

4.15 Disclosure.All information heretofore supplied to the Bridge Lender by or on behalf of any Obligor is, with respect to factual matters, true and correct in all material respects and is, with respect to projections, forecasts and other matters being the subject of opinion, believed on reasonable grounds to be true and correct in all material respects and, to the extent based upon assumptions, such assumptions are believed to be reasonable in the circumstances.

ARTICLE 5
SECURITY

5.1 Security.As continuing collateral security for the delivery, payment and performance of the Obligations, the Senior Obligations and the Hedging Obligations, the Obligors shall execute and deliver to the Bridge Lender or (as directed by the Bridge Lender) the Senior Facility Provider (or cause to be executed and delivered to the Bridge Lender or, as directed by the Bridge Lender, the Senior Facility Provider) the following documents, which documents shall be in form and substance satisfactory to the Bridge Lender:

(a)	one or more security agreements (as the Bridge Lender shall determine) covering all present and after-acquired personal property of BMG, including:

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(i)	all of the issued and outstanding shares in the capital of 1212500 and NewCo Barbados; and

(ii)	its Proceeds Account and Gold Account (each as defined in the Senior Facility Agreement);

(b)	one or more security agreements (as the Bridge Lender shall determine) covering all present and after-acquired personal property of 1212500, including:

(i) all of the issued and outstanding shares in the capital of NewCo Canada; and

(ii) its Proceeds Account and Gold Account (each as defined in the Senior Facility Agreement);

(c)	a fixed and floating charge (or equivalent under applicable law as satisfactory to the Bridge Lender) over all of NewCo Barbados’ present and after-acquired assets of whatsoever nature and wherever situate, including the right to receive payments under the relevant Royalties as set forth in schedule 2 annexed hereto;

(d)	a general security agreement covering all present and after- acquired personal property of NewCo Canada, including the right to receive payments under the relevant Royalties as set forth in schedule 2 annexed hereto;

(e)	a guarantee of the Obligations, the Senior Obligations and the Hedging Obligations made by each of NewCo Barbados and NewCo Canada in favour of the Senior Facility Provider and the Bridge Lender;

(f)	a guarantee of the Senior Obligations made by BMG in favour of the Senior Facility Provider;

(g)	a guarantee of the Hedging Obligations made by 1212500 in favour of the Senior Facility Provider;

(h)	a subordination (inter-creditor) agreement made by the Obligors in favour of the Senior Facility Provider and the Bridge Lender regarding inter-corporate liabilities; and

(i)	a subordination (inter-creditor) agreement made by IAMGold in favour of the Senior Facility Provider and the Bridge Lender whereby the obligations under the IAMGold Subordinated

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Debenture and BMG’s guarantee thereof are subordinated to the obligations of the Borrowers under all Credit Facility Documents and under all Gold Facility Documents (as defined in the Senior Facility Agreement) and the Hedging Obligations.

The pledges of shares as aforesaid shall include such definitive shares (duly endorsed for transfer), powers of attorney, irrevocable approvals of the issuing corporation’s directors, shareholders or others under seal as required for the pledge and registration thereof in the name of the Senior Facility Provider or as the Bridge Lender may direct, and other supporting documents as the Bridge Lender shall reasonably request (including, in the case of uncertificated securities, such arrangements for perfection as the Bridge Lender shall approve, acting reasonably). To the extent that pledged interests are not registered in the name of the Senior Facility Provider, forthwith upon demand by the Bridge Lender the relevant Obligor shall, to the extent permitted by applicable Law, cause such pledged interests to be registered in the name of the Senior Facility Provider or as the Senior Facility Provider may require.

As soon as reasonably practicable (and in any event within 30 days) after the Advance Date, the Borrowers shall cause NewCo Barbados to amend the articles of incorporation of NewCo Barbados with respect to the restrictions on transfer of shares, in such manner and form as shall reasonably be requested by the Bridge Lender, and shall keep the Bridge Lender apprised of all material developments in that regard.

It is acknowledged that the Lien of the Security in favour of the Bridge Lender ranks second in priority to the Senior Facility Provider insofar as such Lien secures the Senior Obligations and the Hedging Obligations.

5.2 Continued Perfection of Security.Each Obligor shall at its cost take such action and execute and deliver to the Bridge Lender such agreements, conveyances, deeds and other documents and instruments as the Bridge Lender shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the enforceability of the Security and the Lien thereof, in each case forthwith upon request therefor by the Bridge Lender and in form and substance satisfactory to the Bridge Lender acting reasonably.

ARTICLE 6
COVENANTS

6.1 Affirmative Covenants.

Until the Obligations are paid and satisfied in full, and in addition to any other covenants herein set forth, each Obligor (or, as may be expressly indicated, each of one or more specified Obligors) covenants and agrees as follows (in the case of the

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Borrowers, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement):

(1)	Corporate Existence. It will do all things necessary to (a) maintain its corporate existence, and (b) to carry out its businesses in a proper and efficient manner in like manner as prudent operators of its businesses, including obtaining and maintaining in full force and effect all material Permits required for the conduct of such businesses. The Borrowers shall immediately advise the Bridge Lender in writing of any change of corporate name, place of business, jurisdiction of domicile of any Obligor, and promptly provide to the Bridge Lender copies of any amendments to the constating documents of any Obligor.

(2)	Compliance with Laws, etc. It will comply in all material respects with all applicable Laws (including Environmental Laws) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body, except to the extent failure to do so in the reasonable opinion of the Bridge Lender does not constitute, and could not reasonably be expected to constitute, an MAE.

(3)	Payment of Taxes and Claims. It will file as and when required by applicable Law all Tax returns and pay and discharge before the same shall become delinquent (a) all Taxes imposed upon it or upon its property, and (b) all lawful claims (including claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon its property, except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained and no Liens (except Permitted Encumbrances) have attached.

(4)	Keeping of Books and Fiscal Year End. It will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and its assets and business to permit the preparation of financial statements in accordance with generally accepted accounting principles in the United States. The fiscal year end of each Guarantor shall be the same as that of the Borrower, namely December 31.

(5)	Pay Obligations to Bridge Lender and Perform Other Covenants. The Borrowers will make and effect full and timely payment, delivery and performance of the Obligations, whether now existing or hereafter arising, and each Obligor will duly comply with all the terms and covenants made by or applicable to it contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein and, except

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for the filing of renewal statements and the making of other filings by or on behalf of the Bridge Lender as secured party, at all times take all action necessary to maintain the Liens provided for under or pursuant to this agreement and the Security as valid and perfected first Liens on the property intended to be covered thereby (subject only to Permitted Encumbrances) and supply all information to the Bridge Lender which is reasonably necessary for such maintenance.

(6)	Use of Proceeds of Credit Facility. The Borrowers will use the proceeds of the Credit Facility only for the purposes set forth in section 2.1(2).

(7)	Dealings. The Borrowers shall ensure that all dealings with the Bridge Lender with respect to the Credit Facility are conducted by officers and other representatives of the Borrowers duly authorized on their behalf.

(8)	Financial Information. The Borrowers shall deliver to the Bridge Lender:

	(a)	within 45 days of the end of each Financial Quarter, the unaudited consolidated financial statements of BMG;

	(b)	within 90 days of the end of each Financial Year, the audited consolidated financial statements of BMG;

	(c)	on or prior to December 31 of each year, the annual budgets as approved by the respective directors of the Obligors (and which budgets, for greater certainty, shall be subject to the approval of the Bridge Lender as to, inter alia, form and substance); and

	(d)	within seven days of the end of each calendar month, a report detailing (i) Royalties received in such month, with sufficient information and supporting documents to confirm calculations made under this agreement, and (ii) corporate costs incurred in such month.

(9)	Notice; Information. The Borrowers will promptly provide to the Bridge Lender:

	(a)	written notice of any Default or Event of Default;

	(b)	a copy of all information received by an Obligor from an Operator under or in respect of the Royalties;

	(c)	details of any information of which it becomes aware that could reasonably be considered to reflect a material adverse change to the

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operating or financial condition of any Obligor, Operator or Royalty Asset;

(d)	written notice of any MAE or event which could reasonably be expected to constitute an MAE;

(e)	following the filing thereof by BMG, copies of all reports, statements and other material provided to shareholders or (other than on a confidential basis) to any applicable securities regulatory authority (including the Securities and Exchange Commission); and

(f)	such other information as the Bridge Lender may reasonably request from time to time.

(10)	Visitation, Inspection, etc. It will permit the Bridge Lender and its representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required), and to discuss its or any affiliate’s affairs, finances and accounts with relevant officers or independent auditors, all at such reasonable times and as often as the Bridge Lender may reasonably request. In any request by or on behalf of an Obligor to any Operator of an Underlying Property to visit such Underlying Property, such Obligor or its agent shall request that a representative of the Bridge Lender be allowed to participate in the visit and such Obligor shall communicate promptly to the Bridge Lender in writing the making of any such request and particulars, in reasonable detail, of any arrangements made with the Operator to visit the applicable Underlying Property pursuant thereto.

(11)	Environmental Indemnity. It will indemnify and hold harmless the Bridge Lender, the Bridge Lender’s affiliates and the respective directors, officers, employees, agents and representatives of the Bridge Lender and such affiliates from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, directly or indirectly related to or arising out of any breach of any Environmental Law, or any release or the presence of hazardous materials, at any time relating to the assets or the operations of any Obligor; provided that no amount shall be payable under this section 6.1(11) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person or a breach by an indemnified person of this agreement. The obligations of the Obligors under this section 6.1(11) shall survive the payment, delivery and performance of the Obligations.

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(12)	Insurance. It will maintain or cause to be maintained with financially sound and reputable insurance companies such insurances with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and in accordance with prudent industry practices.

(13)	Ownership. BMG shall maintain 100% ownership of all issued and outstanding capital of each of 1212500 and NewCo Barbados and 1212500 shall maintain 100% ownership of all issued and outstanding capital of NewCo Canada, in all such cases on a fully-diluted basis.

(14)	Listing; Public Offering.

	(a)	BMG shall forthwith apply (in this section 6.1(14), the "Listing Application") to list its common shares on either Specified Exchange, and shall (i) use its reasonable best efforts to obtain such listing as soon as reasonably possible, and (ii) in any event obtain such listing by no later than December 31, 2006.

	(b)	Concurrently with the Listing Application, BMG shall undertake the Public Offering, and in connection therewith shall retain the services of a Canadian registered broker.

	(c)	In connection with the Listing Application and the Public Offering, BMG shall, among other things:

		(i)	prepare and file with the applicable Canadian securities regulatory authorities a technical report compliant with National Instrument 43-101 of the Canadian Securities Administrators respecting each of its material properties;

		(ii)	prepare and file with the applicable Canadian securities regulatory authorities such financial statements (including any auditor’s report or review engagement report) as may be required in connection with the Public Offering and Listing Application;

		(iii)	engage a member firm of the applicable Specified Exchange to act as BMG’s sponsor in connection with the Listing Application; and

		(iv)	adhere to the Timetable.

	(d)	Upon the listing of the shares of BMG on a Specified Exchange, BMG will use its best efforts to ensure that any shares of BMG held

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by the Bridge Lender (or by a transferee affiliate of the Bridge Lender) will be freely-tradable except for (as applicable) a four month hold period as required by National Instrument 45-102 of the Canadian Securities Administrators.

(e)	Upon the listing of the shares of BMG on a Specified Exchange, BMG will do all things necessary to:

	(i)	maintain its status as a reporting issuer not in default of applicable securities laws in each of the jurisdictions in Canada in which the prospectus prepared in connection with the Public Offering is duly qualified (as evidenced by a final MRRS decision document issued in respect thereof by the applicable securities regulatory authorities in such jurisdictions pursuant to National Instrument 43-201 of Canadian Securities Administrators);

	(ii)	maintain the listing of BMG's common shares on such Specified Exchange and in such regard comply with all rules and other requirements of such Specified Exchange.

(15)	Use of Proceeds of Any Equity Offering. BMG will use the proceeds of any Equity Offering firstly to repay the Principal Outstanding and to pay all interest accrued thereon and any Increased Costs with respect thereto.

BMG shall deposit all Equity Offering proceeds payable to the Bridge Lender promptly into its Proceeds Account (as defined in the Senior Facility Agreement).

(16)	Qualification of Facility Fee Shares. In the event that the Facility Fee Shares have been issued, BMG will on or before June 30, 2006:

(a) obtain any requisite approval from any Official Body having jurisdiction in respect of the issue of the Facility Fee Shares to the Bridge Lender, or any affiliate of the Bridge Lender designated by the Bridge Lender, and qualify the Facility Fee Shares for trading on the OTCBB; or

(b) if such qualification has not taken place, pay to the Bridge Lender US$250,000.

The Borrowers and the Bridge Lender acknowledge and agree that the amount set forth in section 6.1(16)(b) is payable on the basis of liquidated damages, and represents a genuine estimate by such parties of the damages that would be suffered by the Bridge Lender in the event that the Facility Fee Shares were not so qualified.

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(17)	Qualification of Extension Fee Shares. In the event that the Extension Fee Shares are issuable pursuant to section 2.2(c), BMG will obtain any requisite approval from any Official Body having jurisdiction in respect of the issue of the Extension Fee Shares to the Bridge Lender, or any affiliate of the Bridge Lender designated by the Bridge Lender, and qualify the Extension Fee Shares for trading on the OTCBB and on a Specified Exchange.

(18)	Sales by Directors. It will ensure that no director (as defined in applicable Canadian securities laws) of BMG will sell, transfer or otherwise dispose of any interest in any shares in the capital of BMG, or enter into any agreement or arrangement to do so.

(19)	Further Assurances. It will at its cost and expense, upon request of the Bridge Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Bridge Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Bridge Lender to carry out more effectually the provisions and purposes of this agreement and the other Credit Facility Documents.

6.2 Negative Covenants.Until the Obligations are paid and satisfied in full, and in addition to any other covenants herein set forth, each Obligor (or, as may be expressly indicated, each of one or more specified Obligors) covenants and agrees (in the case of the Borrowers, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement) that it will not take any of the actions set forth in this section 6.2 or permit or suffer same to occur without the prior written consent of the Bridge Lender.

(1)	Liens. It will not create or incur any Lien over its assets, other than Permitted Encumbrances.

(2)	Indebtedness. It will not create or incur any Financial Indebtedness, other than Permitted Debt.

(3)	Merger, etc. It will not:

	(a)	merge, consolidate or amalgamate with or into;

	(b)	enter into a plan of arrangement or other form of corporate structuring with; or

	(c)	sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to;

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           any other person; provided that 1212500 and NewCo Canada may amalgamate on the conditions that:

(d)	no Default or Event of Default shall have occurred and be continuing at the time of such amalgamation or be created as a result of such amalgamation;

(e)	all of the representations and warranties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of the date of such amalgamation as though made on and as of such date, both before and immediately after the effective time of such amalgamation;

(f)	the surviving entity shall expressly acknowledge in writing its continuing liability under, and subject to the terms of, each Credit Facility Document to which each of 1212500 and NewCo Canada was a party (except for such terms as shall merge as a matter of law);

(g)	the Bridge Lender shall have received an opinion of counsel to the surviving entity confirming the matters set forth in section 6.2(3)(f) and such other matters as the Bridge Lender shall reasonably request; and

(h)	having regard to such amalgamation, all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security shall have been completed in each case in form and substance satisfactory to the Bridge Lender.

(4)	Distribution. It will not effect any Distribution.

(5)	Royalties. Neither NewCo Barbados nor NewCo Canada will reduce its interest in the Royalties or effect any material amendment to any Material Agreement.

(6)	Hedging and Derivative Transactions. It will not enter into any Hedging Arrangement except with the Bridge Lender.

(7)	Business. It will not:

(a) acquire any company, business or material assets; or

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(b) initiate any substantive business activity that is not related to mineral exploration, mining and recovery, or the acquisition or holding of royalty or similar participation interests in or derived from mining and recovery.

(8)	Financial Assistance. It will not provide any financial assistance (whether by way of loan, guarantee, indemnity, agreement to acquire indebtedness or assets, or any other similar transaction intended to provide financial assistance) to any other person.

(9)	Sale of Assets. It will not sell, lease, exchange or otherwise dispose of (other than by way of Permitted Encumbrances) any assets exceeding US$50,000 in the aggregate in any Financial Year for BMG on a consolidated basis.

(10)	Listing; Public Offering. It will not do anything in contravention of the listing requirements of either Specified Exchange or otherwise do anything that may reasonably be expected to jeopardize the success of the Listing Application.

ARTICLE 7
CHANGES IN CIRCUMSTANCES

7.1 Illegality.If the enactment of any applicable Law or any change therein or in the interpretation or application thereof by any Official Body or compliance by the Bridge Lender with any guideline, official directive, request or direction (whether or not having the force of Law) of any Official Body hereafter makes it unlawful for the Bridge Lender to make, fund or maintain the Credit Facility or to give effect to its obligations hereunder or under any other Credit Facility Document, the Bridge Lender may by written notice thereof to the Borrowers declare its obligations under this agreement to be terminated, whereupon the same shall forthwith terminate, and the Borrowers shall within the time required by such Law (or at the end of such longer period as the Bridge Lender at its discretion has agreed) deliver and pay all Obligations to the Bridge Lender.

7.2	Indemnification.

	(1)	Matching Funds. The Borrowers shall promptly pay to the Bridge Lender any amounts required to compensate the Bridge Lender for any breakage or similar cost, loss, cost of redeploying funds or other cost or expense suffered or incurred by the Bridge Lender as a result of:

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(a)	any payment being made by a Borrower (due to acceleration hereunder or for any other reason) on a day other than the due date applicable thereto;

(b)	a Borrower’s failure to give notice in the manner and at the times required hereunder; or

(c)	the failure of a Borrower to fulfil or honour, before the date specified for the Advance, the applicable conditions set forth in Article 3 or to accept the Advance in the manner and at the time specified in its request therefor.

A certificate of the Bridge Lender submitted to the Borrowers as to the amount necessary to so compensate the Bridge Lender shall be conclusive evidence, absent manifest error, of the amount due from the Borrowers to the Bridge Lender.

(2)	General. The Borrowers agree to indemnify the Bridge Lender and its affiliates, and the directors, officers and employees of each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, related to or arising out of the transactions contemplated hereunder or under any other Credit Facility Document; provided that no amount shall be payable under this section 7.2(2) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person or a breach by an indemnified person of this agreement.

7.3	Taxes, Costs, Etc.

	(1)	Gross-Up. Any and all payments by the Borrowers to the Bridge Lender under this agreement or any other Credit Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If a Borrower shall be required by Law to deduct or withhold any Taxes from or in respect of any monies payable hereunder or thereunder:

		(a)	the monies payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this section) the Bridge Lender receives an amount of monies equal to what it would have received if no deduction or withholding had been made;

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(b)	such Borrower shall make such deductions or withholdings; and

(c)	the Borrowers shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

Within 30 days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by section 7.3(1)(b) to pay, the Borrowers shall deliver to the Bridge Lender an official receipt or other evidence reasonably satisfactory to the Bridge Lender of such deduction, withholding or payment and of the remittance thereof to the relevant Official Body.

(2)	Pay Taxes. The Borrowers shall pay all Taxes which arise from any payment made to the Bridge Lender hereunder or under any other Credit Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this agreement or such other Credit Facility Document.

(3)	Indemnity. The Borrowers shall indemnify and save harmless the Bridge Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts to be delivered or payable under this section) paid by the Bridge Lender and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bridge Lender makes written demand therefor. A certificate as to the amount of such Taxes submitted by the Bridge Lender to the Borrowers shall be conclusive evidence, absent manifest error, of the amount due from the Borrowers to the Bridge Lender.

(4)	Survival. Without prejudice to the survival of any other agreement or obligation of the Borrowers hereunder or under any other Credit Facility Document, the obligations of the Borrowers under this section 7.3 shall survive the payment and performance of the Obligations.

(5)	Limitation. The Bridge Lender shall exercise reasonable commercial efforts to limit the incidence of any additional amounts payable under this section 7.3, and the Borrowers shall not be obligated to pay any such amounts to the extent that they arise after the cause of same is rescinded, removed, repealed or withdrawn.

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(6)	Effect of Assignment. The Bridge Lender agrees not to assign the Credit Facility, or any portion thereof, to any assignee which would result in the obligations of the Borrowers under section 7.3(1) above becoming more onerous in any material respect (determined immediately after such assignment), including an increase in the amount of the required deductions or withholdings.

7.4	Increased Costs.
If:

(a)	the enactment or amendment of any Law or any change in the interpretation or application thereof by any Official Body; or

(b)	compliance by the Bridge Lender with any amendment or change to any existing directive, request or requirement (whether or not having the force of Law) of any Official Body or with any new such directive, request or requirement;

shall have the effect of:

(c)	increasing the cost to the Bridge Lender of performing its obligations under this agreement or in respect of the Credit Facility, including the costs of maintaining any capital, reserve or special deposit requirements with respect to this agreement or the Credit Facility or with respect to its obligations hereunder;

(d)	requiring the Bridge Lender to maintain or allocate any capital (including a requirement affecting the Bridge Lender's allocation of capital to its obligations) or additional capital in respect of its obligations under this agreement or in respect of the Credit Facility or otherwise reducing the effective return to the Bridge Lender under this agreement or in respect of the Credit Facility or on its total capital as a result of entering into this agreement or making the Credit Facility available;

(e)	reducing any monies payable to it by or in an amount it deems material (other than a reduction resulting from a higher rate of income or capital Tax or other special Tax relating to the Bridge Lender's income or capital in general); or

(f)	causing the Bridge Lender to make any payment or to forgo any return on or calculated by reference to any monies payable to it under this agreement or in respect of the Credit Facility;

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then the Bridge Lender may give notice to the Borrowers specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Borrowers shall promptly pay such amounts as the Bridge Lender may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, submitted in good faith by the Bridge Lender to the Borrowers, shall be conclusive and binding for all purposes absent manifest error.

ARTICLE 8
EVENTS OF DEFAULT

8.1 Events of Default.Each of the events set forth in this section 8.1 shall constitute an "Event of Default".

(1)	Payment. A Borrower shall fail to pay to the Bridge Lender monies required to be delivered or paid by the Borrowers hereunder or under any other Credit Facility Document (whether on account of Principal Outstanding, interest, fees, expenses, indemnity or otherwise) and the same shall remain undelivered or unpaid for three Business Days after the due date.

(2)	Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by any Obligor in any Credit Facility Document shall prove to be or have been incorrect in any material respect when made or deemed to be made.

(3)	Failure to Perform Covenants. Other than in respect of those covenants referred to in section 8.1(4), any Obligor shall fail to perform or observe any covenant contained in this agreement or any other Credit Facility Document on its part to be performed or observed or otherwise applicable to it; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for seven days after the earlier of (i) written notice thereof has been given to the Borrowers by the Bridge Lender, and (ii) such time as the relevant Obligor is aware of same.

(4)	Ibid. Any Obligor shall fail to perform or observe any covenant contained in section 6.1(1)(a), 6.1(6) or 6.2 on its part to be performed or observed or otherwise applicable to it.

(5)	Cross-Default. Any event of default shall occur and shall continue after the applicable grace period (if any) specified in:

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(a)	any agreement or instrument relating to any other indebtedness of any Obligor to the Bridge Lender (including any Hedging Arrangement and the Senior Facility Agreement);

(b)	the IAMGold Subordinated Debenture; or

(c)	any agreement or instrument relating to any indebtedness of any Obligor to any other person, unless the relevant Obligor shall, to the satisfaction of the Bridge Lender, be diligently, continuously and in good faith taking all appropriate proceedings and other steps to dispute same.

(6)	Voluntary Events of Bankruptcy. Any Obligor or Operator shall:

	(a)	apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any part of its assets;

	(b)	generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness;

	(c)	commit an act of bankruptcy, or make a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act

(Canada) or a similar Law of any applicable jurisdiction;

	(d)	institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity; or

	(e)	take any corporate action to authorize any of the actions described in this section 8.1(6).

(7)	Involuntary Events of Bankruptcy. Any proceeding against any Obligor or Operator:

	(a)	has adjudicated it a bankrupt or insolvent;

	(b)	has resulted in the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection or relief or

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composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors, or at common law or in equity; or

(c)	has resulted in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its assets.

(8)	Execution. All or any material part of the assets of any Obligor or Operator are attached, executed, sequestered or distrained upon or become subject to any order of a court or other process and such Obligor or Operator shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or in the case of an Obligor deposit with the Bridge Lender cash collateral or other security satisfactory to the Bridge Lender in the amount of the claim, within 30 days from the date of entry thereof.

(9)	Judgments. Judgment for the payment of money (unless fully insured) shall be rendered by a court of competent jurisdiction against any Obligor or Operator and such Obligor or Operator shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or in the case of an Obligor deposit with the Bridge Lender cash collateral or other security satisfactory to the Lender in the amount of the judgment, within 30 days from the date of entry thereof.

(10)	Unenforceable. Any Credit Facility Document or Material Agreement shall become unenforceable or the Lien of the Security shall cease to rank in priority in the manner contemplated herein or in the Security other than by reason of the direct act or omission of the Bridge Lender.

(11)	Royalty Agreements. Any event or circumstance shall occur:

(a) which constitutes an event of default (howsoever denominated) under or a breach of the Acquisition Agreement or any Royalty Agreement by an Obligor; or

(b) as a result of which any party to the Acquisition Agreement or a Royalty Agreement (other than an Obligor) shall be permitted to terminate the Acquisition Agreement or such Royalty Agreement.

(12)	Royalty Agreements. Any event or circumstance shall occur, as a result of which a party to a Royalty Agreement (in this section 8.1(12), the "relevant Royalty Agreement") has suspended operations or payments under the relevant Royalty Agreement; provided that an Event of Default shall not

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          be considered to have occurred under this section 8.1(12) with respect to the relevant Royalty Agreement in the following events or circumstances:

(a)	an Event of Default under section 8.1(11) has not occurred;

(b)	the aggregate number of days comprised in all suspensions of operations or payments under this proviso to section 8.1(12) in respect of the relevant Royalty Agreement does not exceed 30 in any period of 12 consecutive months; and

(c)	the aggregate amount of foregone Royalties as a result of all suspensions of operations or payments under this proviso to section 8.1(12) in respect of all Royalty Agreements does not exceed US$150,000 in any period of 12 consecutive months.

(13)	Expropriation. The expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any property or asset of any Obligor or Operator, or any right, title or interest therein, by any Official Body, as a result of which there has been a material impairment of the operation or financial viability of a Royalty Asset or the calculation of a Royalty payable to an Obligor.

(14)	Dolores. The owner of the Dolores gold project in Mexico shall fail to commission the project on or prior to June 30, 2007.

(15)	MAE. Either:

(a) in the opinion of the Bridge Lender, an MAE shall have occurred and be continuing; or

(b) an event shall occur or circumstance shall be continuing which, in the opinion of the Bridge Lender and with the giving of notice, lapse of time and/or making of any determination of materiality, would constitute an MAE.

(16)	Failure to Adhere to Timetable. BMG shall fail to take any step set out in the Timetable by the deadline stipulated therefor in the Timetable.

(17)	Royalty Claim. Any Operator shall assert a claim against an Obligor for reimbursement of any past overpayment of a Royalty, or shall set off (or shall assert a right to set off) any such claim against a Royalty payable to an Obligor, in an amount that is material in the opinion of the Bridge Lender (in its sole discretion), unless:

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(a)	each of the following conditions is met in respect of such claim or set-off:

	(i)	all covenants and undertakings under the Royalty Agreement in respect of which such claim or set-off is made have been and will continue to be met both before and after the reimbursement is claimed or such set-off is made; and

	(ii)	the conditions set out in the definition of Permitted Excess Cash Withdrawal applicable to a withdrawal shall have been met, mutatis mutandis, in respect of such claim or set-off;

or

(b)	each of the following conditions is met in respect of such claim or set-off:

	(i)	such claim or set-off is disputed in good faith and by appropriate proceedings acceptable to the Bridge Lender, and is resolved to the satisfaction of the Bridge Lender within 45 days (or such longer period as the Bridge Lender shall permit in its sole discretion) after such claim was asserted, or set-off made, against the applicable Obligor; and

	(ii)	all covenants and undertakings under the Royalty Agreement in respect of which such claim or set-off is made have been and will continue to be met from the moment before the reimbursement is claimed or such set-off is made until the resolution of same in accordance with section 8.1(17)(b)(i).

8.2	Effect.

	(1)	General. Upon the occurrence and continuance of an Event of Default, except as provided in section 8.2(2), the Bridge Lender may:

		(a)	by notice to the Borrowers cancel all obligations of the Bridge Lender in respect of the Credit Facility; and

		(b)	by notice to the Borrowers declare the Obligations to be forthwith due and required to be paid and/or delivered, as the case may be, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

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(2)	Specific Defaults. If any Event of Default specified in section 8.1(6) or 8.1(7) shall occur in respect of any Obligor, then all obligations of the Bridge Lender in respect of the Credit Facility shall be automatically cancelled and the Obligations shall become forthwith due and payable, all as if the request and notice specified in each of sections 8.2(1)(a) and (b) had been received and given by the Bridge Lender.

(3)	Enforcement. Upon the occurrence of an Event of Default and acceleration of any of the Obligations, the Bridge Lender may commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under the Security, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action, notice of all of which the Obligors hereby expressly waive. The rights and remedies of the Bridge Lender hereunder and under the other Credit Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law.

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ARTICLE 9
MISCELLANEOUS

9.1 Records.The Principal Outstanding and the unpaid interest comprised therein shall at all times be ascertained from the records of the Bridge Lender, which shall be conclusive absent manifest error.

9.2 Amendments, etc.No amendment or waiver of any provision of this agreement or of any other Credit Facility Document, nor any consent to any departure by any Obligor or other person herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bridge Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.3 Notices, etc.Any and all notices or other communications required or permitted pursuant to this agreement shall be in writing and shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the "relevant time" shall be 3:00 p.m. (local time). The addresses referred to above for the Obligors and the Bridge Lender are as follows:

to any Obligor:

One East Liberty Street
Sixth Floor, Suite 9
Reno, Nevada 89504
Attention: Mark Kucher
Telecopy No. (775) 686-6066

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to the Bridge Lender:

Macquarie Bank Limited
1 Martin Place
Sydney, NSW 2000

Attention: Executive Director, Metals and Energy Capital Division
Telecopy No. +61 (2) 8232-3590

with a copy to:

Macquarie Metals and Energy Capital (Canada) Ltd.
26th Floor 1055 Dunsmuir Street
Vancouver, BC  V7X 1B1

Attention: Chris Adams
Telecopy No. (604) 605-1679

Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

9.4 No Waiver; Remedies.No failure on the part of the Bridge Lender to exercise, and no delay in exercising, any right under any Credit Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Credit Facility Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

9.5 Expenses.The Borrowers shall pay to the Bridge Lender all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred by the Bridge Lender in connection with this agreement, the other Credit Facility Documents and the Credit Facility, including:

(1)	the negotiation of the letter of offer dated 10 March 2006 and the negotiation, preparation, execution, delivery and interpretation, both prior and subsequent to the Closing Date, of this agreement and any other Credit Facility Document (in this section 9.5, collectively, the "Documents");

(2)	the performance by the Bridge Lender of its obligations and duties under any Document;

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(3)	advice of counsel with respect to the administration of or other matters relating to the Credit Facility, any Document or any transaction contemplated thereunder;

(4)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called "workout" or similar transaction) of the Credit Facility under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Bridge Lender at law or in equity; and

(5)	any amendments, waivers or consents pursuant to the provisions hereof or any other Document.

9.6	Judgment Currency.

	(1)	Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Bridge Lender in one currency (in this section 9.6, the "Original Currency") into another currency (in this section 9.6, the "Judgment Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bridge Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

	(2)	Obligation. The obligations of the Borrowers in respect of any sum due in the Original Currency from them to the Bridge Lender under any Credit Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Bridge Lender of any sum adjudged to be so due in such Judgment Currency, the Bridge Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Bridge Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Bridge Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Bridge Lender in the Original Currency, the Bridge Lender agrees to remit such excess to the Borrowers.

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9.7	Governing Law.

	(1)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

	(2)	Submission to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of British Columbia in any action or proceeding arising out of or relating to this agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

	(3)	Non-Exclusive. Nothing in this section 9.7 shall affect the right of any party to serve legal process in any other manner permitted by Law or affect the right of a party to bring any action or proceeding against another party or its property in the courts of other jurisdictions.

	(4)	Trial by Jury. Each of the parties hereto, to the fullest extent permitted by Law, hereby waives its rights to a trial by jury.

9.8	Successors and Assigns.

	(1)	Effectiveness. This agreement shall become effective when it shall have been executed by the Borrowers and the Bridge Lender and thereafter shall be binding upon and enure to the benefit of each such person, its successors and permitted assigns.

	(2)	Obligors not to Assign. No Obligor shall have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of the Bridge Lender, which consent may be arbitrarily withheld.

	(3)	Assignments. The Bridge Lender may assign (including by way of syndication or participation) all or any part of its interest in the Credit Facility to one or more persons (each an "Assignee") and, to the extent of any such assignment (unless otherwise stated therein), the assignee shall have the same rights and benefits hereunder and under the other Credit Facility Documents as it would have if it were the Bridge Lender hereunder.

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(4)	Assumption. In order to effect an assignment contemplated by section 9.8(3), the Bridge Lender shall deliver to the Borrowers (at the Bridge Lender’s cost but exclusive of the fees of the Borrowers’ counsel) an agreement by which the Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this agreement, all as if such Assignee had been an original party hereto. Upon any such assignment and such assumption of the obligations of the Bridge Lender by such Assignee, the Bridge Lender and the Borrowers shall be mutually released from their respective obligations hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of actions taken or matters which have arisen prior to such assignment.

9.9 Conflict.In the event of a conflict between the provisions of this agreement and the provisions of any other Credit Facility Document, the provisions of this agreement shall prevail.

9.10 Severability.The provisions of this agreement are intended to be severable. If any provision of this agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

9.11 Prior Understandings.This agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

9.12	Time of Essence.Time shall be of the essence hereof.

9.13	Counterparts.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

(execution page follows)

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IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

BATTLE MOUNTAIN GOLD
EXPLORATION CORP.

Per:

1212500 ALBERTA LTD.

Per:

BRIDGE LENDER:

MACQUARIE BANK LIMITED

Per:

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SCHEDULE 1

FORM OF ADVANCE NOTICE

Macquarie Bank Limited
1 Martin Place
Sydney, NSW 2000

Attention: Executive Director, Metals and Energy Capital Division
Telecopy No. +61 (2) 8232-3590

Dear Sirs/Mesdames:

Re: Bridge Finance Facility

We refer to section 2.1(3)(a) of the bridge finance facility agreement dated for reference April , 2006 between the undersigned as Borrowers, and Macquarie Bank Limited as Bridge Lender (as amended, restated, supplemented and otherwise modified from time to time, the "Facility Agreement"). Capitalized terms used and not defined herein have the meanings given to them in the Facility Agreement.

We hereby confirm our request for the Advance of US$ on April , 2006, with such funds to be allocated between the Borrowers and wired as set forth in the attached Annex 1.

We hereby confirm and represent as follows:

(a)	as at the date hereof, the representations and warranties of each Obligor contained in the Facility Agreement are true and correct; and

(b)	as at the date hereof, no Default or Event of Default has occurred and is continuing, and no Default or Event of Default will result from the proposed Advance.

(continued on next page)

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2

Yours truly,

BATTLE MOUNTAIN GOLD
EXPLORATION CORP.

Per:

1212500 ALBERTA LTD.

Per:

with a copy to:

Macquarie Metals and Energy Capital (Canada) Ltd.
26th Floor 1055 Dunsmuir Street
Vancouver, BC V7X 1B1

Attention: Chris Adams
Telecopy No. (604) 605-1679

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     ANNEX 1 to Advance Notice

ALLOCATION AND PAYMENT INSTRUCTIONS

[** to be attached **]

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SCHEDULE 2

ROYALTIES 1

A. Royalty Agreements held by NewCo Canada

1.	WILLIAMS MINE, ONTARIO (TRUST UNITS TO BE TRANSFERRED)

2.	JOE MANN MINE, QUEBEC

3.	EL LIMON MINE, NICARAGUA

4.	LLUVIO DE ORO MINE, MEXICO

5.	NIGHT HAWK LAKE PROPERTY, ONTARIO

6.	SEGUENEGA PROPERTY, BURKINA FASO

1 In each case, information to be added re: (inter alia) name of operator, royalty %, details of royalty, details of relevant documents.

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B. Royalty Agreements held by NewCo Barbados

1.	DON MARIO MINE, BOLIVIA

2.	MAGISTRAL MINE, MEXICO

3.	DOLORES DEPOSIT, MEXICO

4.	LLUVIO DE ORO MINE, MEXICO

5.	MARMATO PROPERTY, COLUMBIA

6.	RELIEF CANYON MINE, NEVADA

7.	VUELTAS DEL RIO MINE, HONDURAS

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SCHEDULE 3

FORM OF ACCESSION AGREEMENT

THIS AGREEMENT is dated for reference April , 2006.

BETWEEN:

BATTLE MOUNTAIN GOLD EXPLORATION CORP. and 1212500 ALBERTA LTD. as Borrowers

OF THE FIRST PART

AND:

BMGX (BARBADOS) CORPORATION
as Guarantor

OF THE SECOND PART

AND:

1210078 ALBERTA LTD.
as Guarantor

OF THE THIRD PART

AND:

MACQUARIE BANK LIMITED
as Bridge Lender

OF THE FOURTH PART

WHEREAS the Borrowers have requested that the Bridge Lender make available to them a bridge finance facility, and the Bridge Lender has agreed to do so on the terms and conditions set forth in the Facility Agreement;

AND WHEREAS each Guarantor will provide to the Bridge Lender a guarantee of (inter alia) the obligations of the Borrowers under the Facility Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

(1)	Defined Terms.

In this agreement:

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2

"Facility Agreement" means the bridge finance facility agreement dated for reference April , 2006 between Battle Mountain Gold Exploration Corp. and 1212500 Alberta Ltd. as Borrowers, and Macquarie Bank Limited as Bridge Lender.

"NewCo’s" means, collectively, BMGX (Barbados) Corporation and 1210078 Alberta Ltd.

Capitalized terms used and not defined herein have the meanings given to them in the Facility Agreement.

(2)	Accession of the Operating Companies.

With effect from the date hereof, the parties hereto agree that each of the NewCo’s shall be a party to the Facility Agreement having all the rights and obligations as a Guarantor and Obligor thereunder as if it had originally been party to the Facility Agreement and each NewCo hereby agrees to be bound by all of the terms of the Facility Agreement as if it had originally been party thereto.

(3)	Acceptance.

By its signature below, each party to this agreement (other than the NewCo’s), confirms the acceptance of the NewCo’s as Guarantors and Obligors for all purposes under the Facility Agreement

(4)	Notices.

Each NewCo confirms that its address details for notices are as set forth in section 9.3 of the Facility Agreement under the heading "Obligors:".

(5)	Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

(6)	Counterparts.

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

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IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

BATTLE MOUNTAIN GOLD
EXPLORATION CORP.

Per:

1212500 ALBERTA LTD.

Per:

GUARANTORS:

BMGX (BARBADOS) CORPORATION

Per:

1210078 ALBERTA LTD.

Per:

BRIDGE LENDER:

MACQUARIE BANK LIMITED

Per:

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4

SCHEDULE 4

TIMETABLE

for listing the common shares in the capital of BMG on a Specified Exchange

Step	Deadline
Prepare Technical Report for relevant BMG
property or properties meeting the	15 May 2006
requirements of National Instrument 43-101
(Standards of Disclosure for Mineral Projects)
Retain brokerage firm to act as
agent/underwriter/sponsor in respect of the	29 May 2006
Public Offering and listing on TSX
Prepare audited financial statements and
unaudited financial statements for applicable
stub period (subject to review engagement
report), in each case formatted for inclusion in	1 August 2006
BMG’s prospectus and otherwise complying
with the requirements of applicable securities
regulatory authorities
Prepare application for listing on TSX	1 August 2006
File preliminary prospectus with applicable
securities regulatory authorities and with TSX	1 August 2006
and submit listing application to TSX
Clear deficiencies and file final prospectus	15 September 2006
Close public offering and finalize listing of
BMG’s shares on TSX (statutory deadline for
closing the Public Offering is 90 days after	14 December 2006
date a receipt is issued for the final
prospectus).

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